Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JANUARY 26, 2010

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF $2.25 BILLION
BARNETT SHALE JOINT VENTURE WITH TOTAL E&P USA, INC.

OKLAHOMA CITY, OK, JANUARY 26, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced the closing of its $2.25 billion Barnett Shale joint venture transaction with Total E&P USA, Inc., a wholly-owned subsidiary of Total S.A. (NYSE:TOT, FP:FP) (“Total”), whereby Total acquired a 25% interest in Chesapeake’s upstream Barnett Shale assets.  The assets in the joint venture include approximately 270,000 net acres of leasehold in the Core and Tier 1 areas of the Barnett, approximately 700 million cubic feet of natural gas equivalent per day of current net production and approximately 3.0 trillion cubic feet of natural gas equivalent (tcfe) of proved reserves (0.75 tcfe net to Total).  In addition, Chesapeake believes that this leasehold position will support the drilling of approximately 3,100 additional net locations (775 net to Total) with approximately 6.3 tcfe of unrisked unproved reserves (1.6 tcfe net to Total).

Total paid Chesapeake approximately $800 million in cash at closing and will pay a further $1.45 billion over time by funding 60% of Chesapeake’s share of drilling and completion expenditures until the $1.45 billion obligation has been funded, which Chesapeake expects to occur by year-end 2012.

In the framework of the joint venture, Chesapeake plans to continue acquiring leasehold in the Barnett and Total will acquire its 25% share of the new acreage on promoted terms until December 31, 2015.  After such date, Total’s right to acquire its 25% proportionate share of Chesapeake’s leasehold will be on an unpromoted basis and Total will also begin paying 25% of Chesapeake’s support costs related to the joint venture’s corporate development activities.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to close our joint venture transaction with Total and look forward to creating substantial value for both companies in the years ahead.   We are honored to partner with one of the largest and most respected industrial enterprises in the world to further develop the Barnett Shale.  This transaction allows Chesapeake to reduce its financial leverage and future capital expenditures and further positions us to deliver industry-leading finding and development costs and returns on capital for years to come.”

Chesapeake was advised on the transaction by Jefferies & Company, Inc.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  They include estimates of natural gas and oil reserves and  planned drilling and lease acquisition activity.  Actual results could differ materially as a result of a variety of risks and uncertainties.  Estimates of unproved reserves are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the company.  While we believe our calculations of future drillsites and estimation of unproved reserves are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers.  See “Risk Factors” in our 2008 Form 10-K and 2009 second quarter Form 10-Q filed with the U.S. Securities and Exchange Commission on March 2, 2009 and August 10, 2009, respectively, for a discussion of risk factors that affect our business, including the joint venture with Total.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation is the second-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.

Total is one of the world’s major oil and gas groups, with activities in more than 130 countries.  Its 97,000 employees put their expertise to work in every part of the industry – exploration and production of oil and natural gas, refining and marketing, gas & power and trading.  Total is working to keep the world supplied with energy, both today and tomorrow.  The Group is also a first rank player in chemicals.  Further information is available at www.total.com.